As filed with the Securities and Exchange Commission on March 25, 2022

Registration No. 333-258186

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1

to

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Mister Car Wash, Inc.

(Exact name of registrant as specified in its charter)

Delaware	7542	47-1393909
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(IRS Employer Identification Number)

222 E 5th Street

Tucson, Arizona 85705

(520) 615-4000

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Jedidiah Gold, Chief Financial Officer

222 E 5th Street

Tucson, Arizona 85705

(520) 615-4000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

With copies to:

Howard Sobel

Gregory P. Rodgers

Benjamin J. Cohen

Drew Capurro

Latham & Watkins LLP

1271 Avenue of the Americas

New York, New York 10020

(212) 906-1200

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 (the “Securities Act”) check the following box:  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☒ (333-259790)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☐

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

This Post-Effective Amendment No. 1 shall become effective upon filing with the Securities and Exchange Commission in accordance with Rule 462(d) under the Securities Act of 1933, as amended.

EXPLANATORY NOTE

This Post-Effective Amendment No. 1 (this “Amendment”) to the Registration Statement on Form S-1 of Mister Car Wash, Inc. (File No. 333-258186), initially filed on July 27, 2021 and declared effective by the Securities and Exchange Commission on July 29, 2021 (the “Registration Statement”), is being filed as an exhibit-only filing solely to file the consent of Deloitte & Touche LLP with respect to its report dated March 25, 2022 relating to the financial statements of Mister Car Wash, Inc. contained in its Annual Report on Form 10-K for the year ended December 31, 2021, filed herewith as Exhibit 23.1, and powers of attorney signed by Ronald Kirk and Veronica Rogers, respectively (collectively, the “Exhibits”). Accordingly, this Amendment consists only of the facing page, this explanatory note, Item 16 of Part II of the Registration Statement, the signature pages to the Registration Statement, and the Exhibits. The prospectus and the balance of Part II of the Registration Statement are unchanged hereby and have been omitted.

Part II-INFORMATION NOT REQUIRED IN PROSPECTUS

Item 16.	Exhibits and Financial Statement Schedules.

(a) Exhibits.

Exhibit No.	Description

23.1*	Consent of Deloitte & Touche LLP, independent registered public accounting firm.

24.2*	Power of Attorney relating to Ronald Kirk.

24.3*	Power of Attorney relating to Veronica Rogers.

*	Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this post-effective amendment to the Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Tucson, State of Arizona, on this 25th day of March, 2022.

Mister Car Wash, Inc.

By:	/s/ Jedidiah Gold
Jedidiah Gold Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this post-effective amendment to the Registration Statement on Form S-1 has been signed by the following persons in the capacities held on the dates indicated.

Signature	Title	Date

* John Lai	Chief Executive Officer and Director (Principal Executive Officer)	March 25, 2022

/s/ Jedidiah Gold Jedidiah Gold	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	March 25, 2022

* John Danhakl	Director	March 25, 2022

* Jonathan Seiffer	Director	March 25, 2022

* J. Kristofer Galashan	Director	March 25, 2022

* Jeffrey Suer	Director	March 25, 2022

* Jodi Taylor	Director	March 25, 2022

* Dorvin Lively	Director	March 25, 2022

* Susan Docherty	Director	March 25, 2022

/s/ Veronica Rogers Veronica Rogers	Director	March 25, 2022

/s/ Ronald Kirk Ronald Kirk	Director	March 25, 2022

*By:	/s/ Jedidiah Gold Jedidiah Gold Attorney-in-fact	March 25, 2022